Exhibit 99.1

FOCUS Enhancements Expects to Meet Previous EPS Guidance on Lower Than Anticipated Fourth Quarter 2004 Revenue

Company Begins 2005 With Approximately $2.5 Million in Product Backlog and Pending Orders

CAMPBELL, CA -- 01/04/2005 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE) today announced preliminary fourth quarter revenue and earnings per share numbers.

FOCUS Enhancements expects revenue for the fourth quarter ended December 31, 2004 to be approximately $5.0 million. Previously, the company had anticipated fourth quarter revenue at between $7.5 and $8.2 million. The lower than expected revenue primarily reflects delays in two new product introductions and a delayed deployment with a new national retailer customer for digital signage. However, as a result of the timing of certain significant Ultra Wideband development expenses and lower than expected operating costs, the company still expects to meet its previous earnings guidance of a loss of $0.07 to $0.08 per share. The company ended the fourth quarter of 2004 with approximately $1.5 million in product backlog, primarily reflecting orders for the company's soon to be released digital video mixer and portable Direct To Edit™ recorder product and $1.0 million in pending orders associated with a planned digital signage deployment to a national retailer customer. The approximately $2.5 million of product backlog and pending orders represents an increase of 118 percent over the third quarter backlog and pending orders of approximately $1.1 million.

As of December 31, 2004, the company's recently completed $4 million accounts receivable based line of credit had not been accessed and was expected to remain available for borrowing.

"While the delays in the fourth quarter impacted revenue, we begin 2005 with a much higher than usual level of product backlog, particularly in the Systems Business," stated Brett Moyer, president and chief executive officer of FOCUS Enhancements. "The $2.5 million in backlog and pending orders is primarily a result of delayed new product introductions and a rescheduled roll-out of a digital signage deployment to a national retailer customer. The delayed product introductions are in the final design and production verification stage and we expect to begin shipments in early 2005. Shipments to the national retailer customer are expected to occur in the first half of 2005. We do not expect these delays to impact our 2005 business plan."

FOCUS Enhancements expects to hold a conference call in March 2005 to report its full results for the fourth quarter and the year 2004 and to provide guidance for 2005.

As previously announced, the company is scheduled to participate in the International Consumer Electronics Show in Las Vegas, NV, in booth 70331 in the MBOA Ultra Wideband TechZone from January 6th to January 9th. Management will conduct an analyst presentation on Thursday, January 6th, 2005, in the Grand Salon in the Las Vegas Hilton at 3000 Paradise Road. A hosted reception will begin at 5:30 pm Pacific Time, with the formal presentation and webcast starting at 6:00 pm Pacific Time. The webcast will be accessible at http://www.focusinfo.com. To register for the meeting and presentation at the Hilton, analysts and investors should e-mail Brendan Lahiff at Lippert/Heilshorn & Associates, Inc. at brendan@lhai-sf.com.

FOCUS Enhancements cautioned that these anticipated results are preliminary only, represent the company's best present estimate of its likely results of operations for the just ended quarter, and are subject to the company's standard year-end closing procedures, including procedures to review and reconcile revenue and expenses and assess goodwill impairment, and reserves for sales returns, obsolete inventory, and accounts receivable. Any adjustments due to such procedures could cause actual results to differ materially in certain respects from those announced here. In addition, the company's year-end financial results are subject to audit. Furthermore, delays, cancellations or rescheduling of product backlog or pending orders, could materially impact the company's future revenues. These forward-looking statements about results are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and do not constitute actual performance.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements in this press release, which are not historical, including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed earlier, such statements include management's expectations about its fourth quarter revenue, earnings per share, revenue backlog, pending orders and access to the accounts receivable based line of credit. Stockholders of Focus are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.

As a relatively short announcement, this press release cannot present a full discussion of such risks. For a discussion of these risks and other risk factors specified in the company's Form 10-K for the year ended December 31, 2003, Form 10-Q for the period ended September 30, 2004, and other filings with the SEC. These statements are based on information as of today and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contacts:
Kirsten Chapman/David Barnard, CFA
Lippert/Heilshorn & Associates, Inc.
(415) 433-3777
David@lhai-sf.com